Exhibit 99.4

 Forma Financial Information for Goldpoint, as of March 31, 2009

The accompanying pro forma balance sheet as of March 31, 2009 and the pro forma earnings per share for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively included the accounts of Island Breeze International and Goldpoint Resources, Inc. (a Nevada Corporation and our predecessor corporation), as if the reverse acquisition had occurred on January 1, 2008 for the earnings per share computation and as of March 31, 2009 for the Balance Sheet. Because Goldpoint Resources, Inc. was considered a public shell prior to this acquisition, the substantial portion of both the financial position as of March 31, 2009 and the results of operations, are those of Island Breeze International.

The Company valued the warrants in connection to the convertible promissory notes and determined BCF insignificant value of the warrants.

ISLAND BREEZE INTERNATIONAL
(A DEVELOPMENT STAGE COMPANY)
PRO FORMA BALANCE SHEET
MARCH 31, 2009
(UNAUDITED)

ASSETS

Current assets
Cash and cash equivalents	$64,769
Prepaid expenses	5,000

Total current assets	69,769

Property and equipment - at cost, net of accumulated depreciation and amortization	10,068

Vessel purchase and renovations - m/v Island Breeze	9,604,282
Vessel purchase and renovations - m/s Casino Royale	6,039,118

Total assets	$15,723,237

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
Accounts payable	$223,921
Accrued expenses	84,285
Notes payable - Officer loans	91,481
Convertible notes payable	5,497,589

Total current liabilities	5,897,276

Stockholder's equity
Common stock - $0.001 par value, 50,000,000 shares authorized, 37,666,795shares issued and outstanding	37,667
Additional paid-in capital	11,365,645
Deficit accumulated during development stage	(1,577,351)
Total stockholder's equity	9,825,961

Total Liabilities and Stockholder's Equity	$15,723,237

ISLAND BREEZE INTERNATIONAL
(A Development Stage Company)
Pro Forma Statement of Operations
(Unaudited)

	Three months	January 1, 2008
	ended	through
	March 31, 2009	December 31, 2008

REVENUE	$-	$-

COST OF REVENUE	-	-

GROSS MARGIN	-	-

EXPENSES
Operating	3,998	24,063
General and administrative	129,716	626,096

Total Expenses	133,714	650,159

OPERATING (LOSS )	(133,714)	(650,159)

Interest Income	-	1,193

Loss before income tax expense	(133,714)	(648,966)

Income tax expense	-	-

NET LOSS	$(133,714)	$(648,966)

LOSS PER SHARE (Basic and Diluted)	$(0.004)	$(0.017)

WEIGHTED AVERAGE NUMBER OF SHARES (Basic and Diluted)	37,966,844	37,966,844